Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FIRST QUARTER 2008 ADJUSTED EARNINGS PER

SHARE INCREASED 4 PERCENT TO $1.12

First Quarter 2008 Revenue

Decreased 2 percent to $3.6 Billion

First Quarter 2008 GAAP Earnings Per Share

Increased 11 percent to $1.04

THOUSAND OAKS, Calif. (April 24, 2008) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.12 for the first quarter of 2008, an increase of 4 percent compared to $1.08 for the first quarter of 2007. Adjusted net income, excluding stock option expense and certain other expenses, decreased 4 percent to $1,218 million in the first quarter of 2008 compared to $1,270 million in the first quarter of 2007. Stock option expense on a per share basis totaled 2 cents and 3 cents for the first quarter of 2008 and 2007, respectively.

Total revenue decreased 2 percent during the first quarter of 2008 to $3,613 million versus $3,687 million in the first quarter of 2007.

Adjusted EPS and adjusted net income for the first quarter 2008 and 2007 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items. These expenses and other items are itemized on the attached reconciliation tables. Adjusted EPS including the impact of stock option expense are also itemized in the notes to the attached reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $1.04 in the first quarter of 2008, an 11 percent increase compared to $0.94 in the same quarter last year. GAAP net income increased 2 percent to $1,136 million in the first quarter of 2008 from $1,111 million in the first quarter of 2007.

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

“Though first quarter product sales were mixed, based on current trends and expectations, we are confident that revenues for the year will be within our previously announced guidance,” said Kevin Sharer, chairman and CEO. ”We continue to be encouraged by the lasting effects of our cost management efforts. These combined with our revenue and expense expectations place us solidly within our adjusted EPS guidance for the year. Most importantly, we will sustain a strong R&D investment as we look forward to disclosing important clinical data in the next 6 to 12 months.”

Product Sales Performance

During the first quarter of 2008, total product sales decreased 1 percent to $3,537 million from $3,565 million in the first quarter of 2007. Sales in the U.S. totaled $2,788 million, a decrease of 3 percent versus $2,884 million in the first quarter of 2007. International sales increased 10 percent to $749 million versus $681 million for the first quarter of 2007. Changes in foreign exchange positively impacted first quarter 2008 international sales by $72 million. Excluding the impact of foreign exchange, total product sales decreased 3 percent and international product sales decreased 1 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 25 percent to $761 million in the first quarter of 2008 versus $1,020 million during the first quarter of 2007. This decline was principally driven by U.S. Aranesp sales, which were $405 million in the first quarter of 2008 versus $654 million in the first quarter of the prior year, a decrease of 38 percent. This decline reflects the negative impact on demand, primarily in the supportive cancer care setting, of ongoing regulatory and reimbursement changes that were principally realized in the second half of 2007. This decline was partially offset by a slight benefit from a change in accounting estimates related to sales return reserves. International Aranesp sales decreased 3 percent to $356 million versus $366 million in the first quarter of 2007, reflecting continued ESA (erythropoiesis stimulating agent) dosing conservatism and pricing pressure, partially offset by changes in foreign exchange which positively impacted first quarter 2008 sales by approximately $35 million. Excluding the impact of foreign exchange, worldwide Aranesp sales decreased 29 percent and international Aranesp sales decreased 12 percent.

Sales of EPOGEN® (Epoetin alfa) decreased 11 percent to $554 million in the first quarter of 2008 versus $625 million in the first quarter of 2007. This decline was primarily driven by a reduction in dose / utilization due to ESA label changes and Erythropoietin Monitoring Policy (EMP) implementation, as well as unfavorable revised estimates of dialysis demand (primarily spillover) for prior quarters and unfavorable wholesaler inventory changes. The Company believes that pronounced dose declines which have been observed in the quarter of EMP implementation will moderate in subsequent quarters, as has been observed with prior years’ EMP changes. As a result, the Company anticipates that full year 2008 Epogen sales will decline only slightly considering the full year dose effect will be partially offset by normal patient population growth of approximately 3 percent. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s Form 10-K for a more detailed discussion of this relationship and a description of spillover).

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 7 percent to $1,086 million in the first quarter of 2008 versus $1,018 million for the first quarter of 2007, driven by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the U.S. were $792 million in the first quarter of 2008 versus $777 million in the first quarter of 2007, an increase of 2 percent primarily reflecting an increase in demand for Neulasta, partially offset by unfavorable wholesaler inventory changes. Combined international sales increased 22 percent to $294 million in the first quarter of 2008 versus $241 million for the same quarter in the prior year. This growth reflects changes in foreign exchange which positively impacted first quarter 2008 combined international sales by approximately $28 million, as well as increased demand driven by the continued conversion from NEUPOGEN to Neulasta. Excluding the impact of foreign exchange, combined worldwide sales increased 4 percent and combined international product sales increased 10 percent.

Sales of Enbrel® (etanercept) increased 30 percent in the first quarter to $951 million versus $730 million during the same period in 2007. This increase includes wholesaler inventory loading of approximately $120 million resulting from the shift to wholesaler distribution in the first quarter of 2008. This increase also reflects higher demand due to increases in both patients and average net sales price. Sales growth continued in both rheumatology and dermatology, and ENBREL continues to maintain a leading position in both segments. However, ENBREL sales growth in the first quarter was affected by slight share declines in the U.S. in both segments versus the first quarter of 2007 due to increased competitive activity.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 27 percent to $133 million in the first quarter of 2008 versus $105 million during the first quarter of 2007. This growth was principally driven by demand, primarily due to segment penetration.

Vectibix® (panitumumab) sales for the first quarter were $34 million compared to $51 million in the first quarter of 2007. This decline in sales was driven primarily by demand.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased 3 percent to $542 million in the first quarter of 2008 versus $559 million in the first quarter of 2007. This decrease was primarily driven by lower sales volume.

Research & Development (R&D) expenses decreased 18 percent to $661 million in the first quarter of 2008 versus $803 million in the first quarter of 2007. This decrease was primarily driven by lower staff-related costs and other expense reductions resulting from the previously announced restructuring plan, cost recoveries derived from licensing transactions with Daiichi Sankyo and Takeda in Japan and lower clinical trial costs. Staff-related and other expense reductions make up approximately one half of the decline in R&D expense while the remainder of the decline is evenly divided between cost recoveries and lower clinical trial costs. Clinical trial costs decreased as some of the Company’s large clinical trials completed enrollment and the significant costs associated with site initiation and patient enrollment are no

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

longer being incurred. Full year 2008 adjusted R&D expense dollars are expected to be similar to 2007 as the Company will record a $100 million upfront payment as an R&D expense in the second quarter of 2008 for the recent Kyowa Hakko collaboration and will initiate several new clinical trials in the second half of the year.

Selling, General & Administrative (SG&A) expenses increased 15 percent to $862 million in the first quarter of 2008 versus $748 million in the first quarter of 2007. Approximately three quarters of the increase was driven by higher Wyeth profit share expenses due to higher ENBREL sales. Wyeth profit share expenses were approximately one third of SG&A expenses in the first quarter of 2008 versus approximately 30 percent of SG&A expenses in the first quarter of 2007. Excluding Wyeth profit share, SG&A expenses in the first quarter of 2008 increased 6 percent versus the first quarter of 2007. This increase is due to timing of spend and is not incremental for the year. Consistent with previously issued guidance, the Company expects 2008 adjusted SG&A expense dollars excluding Wyeth profit share expenses to be similar to 2007.

During the first quarter of 2008, adjusted EPS grew 4 percent while revenue decreased 2 percent. Adjusted EPS leverage of 6 percentage points for the first quarter was principally driven by fewer shares used in the computation of adjusted diluted EPS partially offset by higher interest expense and a higher adjusted tax rate due to the expiration of the federal R&D tax credit.

Average diluted shares for adjusted EPS in the first quarter of 2008 were 1,091 million versus 1,172 million in the first quarter of 2007.

Capital expenditures for the first quarter of 2008 were approximately $170 million versus $325 million in the first quarter of 2007. Worldwide cash and marketable securities were $8.6 billion and debt was $11.2 billion at the end of the first quarter of 2008.

The Company reaffirmed its 2008 Revenue guidance range of $14.2 billion to $14.6 billion and its 2008 adjusted EPS guidance range of $4.00 to $4.30 excluding stock option expense and certain other expenses.

First Quarter Product and Pipeline Update

The Company provided updates on selected products and late-stage clinical programs including Aranesp, Nplate™ (romiplostim), denosumab, Vectibix and certain emerging clinical programs.

Aranesp: The Company noted that, as a result of the March 13, 2008 Oncologic Drugs Advisory Committee (ODAC) meeting, it is in labeling discussions with the Food and Drug Administration (FDA). In addition, the Data Safety Monitoring Committee for TREAT

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

(Trial to Reduce cardiovascular Events with Aranesp Therapy) recently completed another interim analysis (60 percent of events experienced) and recommended the study continue as planned without modification. The Company also announced that the Phase 3 Aranesp RED-HF (Reduction of Events with Darbepoetin alfa in Heart Failure) Trial TM completed another Data Safety Monitoring Committee review and is continuing as planned.

Nplate: The Company noted that the Prescription Drug User Fee Act (PDUFA) date is July 23, 2008. Nplate is under review for the treatment of thrombocytopenia in adult patients with chronic immune (idiopathic) thrombocytopenic purpura (ITP).

Denosumab: The denosumab program remains on track with three Phase 3 studies having met primary and all secondary endpoints. The Company continues to expect to review the entire postmenopausal osteoporosis (PMO) data set, including the pivotal fracture study in PMO, in the second half of 2008. In addition, the Company announced that its Phase 3 Breast Cancer and Solid Tumor studies to prevent skeletal related events (SRE) have fully enrolled, and the Company is increasing the enrollment size of its Phase 3 Prostate Cancer SRE study which is expected to accelerate study completion.

Vectibix: The Company announced that its Phase 3 studies of Vectibix in the treatment of 1st and 2nd-line colorectal cancer completed enrollment. In addition, Vectibix received approval in Canada as a monotherapy for the treatment of patients with epidermal growth factor receptor expressing metastatic colorectal carcinoma with non-mutated (wild-type) KRAS after failure of fluoropyrimidine, oxaliplatin and irinotecan-containing chemotherapy regimens.

Emerging Pipeline: The Company provided an update on several of its emerging clinical programs, in particular:

AMG 108: The Company discussed results from its recently completed Phase 2 study in Rheumatoid Arthritis (RA). AMG 108 appeared to be well tolerated and showed a statistically significant improvement in the signs and symptoms of RA. However, the efficacy profile based on the results of this study was not comparable to the current standard of care for biologic therapies. The Company is evaluating other options for the overall development program. AMG 108 is a fully human monoclonal antibody that targets inhibition of the action of interleukin-1, a cytokine known to play a role in the joint destruction associated with RA.

AMG 222: The Company expects results from an ongoing Phase 2a study being conducted in collaboration with Servier, which owns the rights outside the U.S., in late 2008 or early 2009. AMG 222 targets inhibition of DPP-IV for the treatment of type II diabetes.

AMG 223: The Company announced that it is expecting data in the fourth quarter of 2008 from an expanded Phase 2 dose-ranging study prior to initiating Phase 3 development. AMG 223 is a novel polymeric phosphate binder being evaluated for the treatment of hyperphosphatemia in patients with chronic kidney disease on hemodialysis.

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

AMG 317: The Company expects to review Phase 2 data in the fourth quarter of 2008. AMG 317 is a fully human monoclonal antibody that is under investigation for its ability to block the actions of interleukin-4 and interleukin-13, two cytokines that are believed to play a role in asthma.

AMG 761: The Company in-licensed an anti-CCR4 humanized monoclonal antibody from Kyowa Hakko. AMG 761/KW-0761 is currently being studied in inflammation and oncology settings. Amgen has acquired rights in all non-oncology indications, while Kyowa Hakko will continue its development activities in oncology until the completion of Phase 2a. At that time, Amgen may elect to expand its license to include oncology and assume the development and commercialization of KW-0761 in oncology settings.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its first quarter financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three months ended March 31, 2008 and 2007. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with U.S. GAAP.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2007, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2008					Three Months Ended March 31, 2007
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,537	$—		$3,537		$3,565	$—		$3,565
Other revenues	76	—		76		122	—		122

Total revenues	3,613	—		3,613		3,687	—		3,687

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	546	(3	)(a)	542		592	(1	)(a)	559
		(1	)(b)				(6	)(f)
							(26	)(g)
Research and development	694	(12	)(a)	661		851	(27	)(a)	803
		(2	)(b)				(19	)(c)
		(18	)(c)				(2	)(d)
		(1	)(d)
Selling, general and administrative	874	(13	)(a)	862		770	(22	)(a)	748
		1	(b)
Amortization of intangible assets	74	(74	)(e)	—		74	(74	)(e)	—
Other	10	(10	)(b)	—		—	—		—

Total operating expenses	2,198	(133)		2,065		2,287	(177)		2,110

Operating income	1,415	133		1,548		1,400	177		1,577
Interest and other income and (expense), net	22	—		22		(6)	51	(h)	45

Income before income taxes	1,437	133		1,570		1,394	228		1,622
Provision for income taxes	301	51	(i)	352		283	69	(j)	352

Net income	$1,136	$82		$1,218		$1,111	$159		$1,270

Earnings per share:
Basic	$1.04			$1.12		$0.95			$1.09
Diluted (k)	$1.04			$1.12	(a)	$0.94			$1.08	(a)

Average shares used in calculation of earnings per share:
Basic	1,089			1,089		1,167			1,167
Diluted (k)	1,092			1,091	(a)	1,177			1,172	(a)

(a) - (k)    See explanatory notes on the following pages.

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three months ended March 31, 2008 and 2007, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $28 million and $50 million, respectively.

”Adjusted” diluted EPS including the impact of stock option expense for the three months ended March 31, 2008 and 2007 was as follows:

	Three Months Ended March 31,
	2008	2007
“Adjusted” diluted EPS, excluding stock option expense	$1.12	$1.08
Impact of stock option expense	(0.02)	(0.03)

“Adjusted” diluted EPS, including stock option expense	$1.10	$1.05

(b)	To exclude the following restructuring (expenses)/income associated with our restructuring plan, as follows (in millions):

Three Months Ended March 31, 2008	Separation Costs (1)	Asset Impairment (2)	Other (3)	Total
Cost of sales (excluding amortization of intangible assets)	$—	$(1)	$—	$(1)
Research and development (R&D)	(2)	—	—	(2)
Selling, general and administrative (SG&A)	—	—	1	1
Other	(4)	(2)	(4)	(10)

	$(6)	$(3)	$(3)	$(12)

(1)	Severance and other related costs.

(2)	Asset impairment charges incurred in connection with the rationalization of our worldwide manufacturing operations.

(3)	Cost recoveries for certain restructuring expenses in connection with our co-promotion agreement with Wyeth and other various charges.

(c)	To exclude for the applicable periods the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisition of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(d)	To exclude for the applicable periods merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc., and Tularik Inc. acquisitions, primarily related to incremental costs associated with retention. Substantially all related amounts have been incurred.

(e)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation acquisition.

(f)	To exclude merger related expenses incurred due to the Abgenix acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(g)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(h)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of our convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(i)	To reflect the tax effect of the above adjustments for 2008, excluding certain of the restructuring charges (see (b) above).

(j)	To reflect the tax effect of the above adjustments for 2007, excluding the write-off of the cost of a semi-completed manufacturing asset (see (g) above).

(k)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,136	$1,218		$1,111	$1,270

Shares (Denominator):
Weighted-average shares for basic EPS	1,089	1,089		1,167	1,167
Effect of dilutive securities	3	2	(*)	10	5	(*)

Weighted-average shares for diluted EPS	1,092	1,091		1,177	1,172

Diluted earnings per share	$1.04	$1.12		$0.94	$1.08

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months ended March 31, 2008 and 2007 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Aranesp® - U.S.	$405	$654
Aranesp® - International	356	366
EPOGEN® - U.S	554	625
Neulasta® - U.S.	569	573
NEUPOGEN® - U.S.	223	204
Neulasta® - International	187	146
NEUPOGEN® - International	107	95
Enbrel® - U.S.	904	693
Enbrel® - International	47	37
Sensipar® - U.S.	93	77
Sensipar® - International	40	28
Vectibix® - U.S.	32	51
Vectibix® - International	2	—
Other product sales - U.S.	8	7
Other product sales - International	10	9

Total product sales	$3,537	$3,565

U.S.	$2,788	$2,884
International	749	681

Total product sales	$3,537	$3,565

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and marketable securities	$8,647	$7,151
Trade receivables, net	2,224	2,101
Inventories	2,091	2,091
Other current assets	1,565	1,698

Total current assets	14,527	13,041
Property, plant and equipment, net	5,949	5,941
Intangible assets, net	3,271	3,332
Goodwill	11,347	11,240
Other assets	1,034	1,085

Total assets	$36,128	$34,639

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,954	$4,179
Current portion of other long-term debt	2,000	2,000

Total current liabilities	5,954	6,179
Deferred tax liabilities	381	480
Convertible notes	5,080	5,080
Other long-term debt	4,097	4,097
Other non-current liabilities	1,529	934
Stockholders’ equity	19,087	17,869

Total liabilities and stockholders’ equity	$36,128	$34,639

Shares outstanding	1,088	1,087

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Amgen’s First Quarter Adjusted EPS Increased 4 Percent to $1.12; First Quarter Revenue Decreased 2 Percent to $3.6 Billion

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2008

2008
“Adjusted” earnings per share guidance		$ 4.00 - $ 4.30

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights	(a)	(0.17)
Stock option expense	(b)	(0.06) - (0.08)
Restructuring costs	(c)	(0.02) - (0.05)
Amortization of acquired intangible assets, R&D technology rights	(d)	(0.04)
Merger-related expenses	(e)	—

GAAP earnings per share guidance		$ 3.66 - $4.01

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude stock option expense associated with SFAS No. 123R.

(c)	To exclude restructuring related costs.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(e)	To exclude merger related expenses in connection with our acquisition of the remaining 51 percent ownership interest of Dompe Biotec, S.p.A. As the final amount of such expenses has not been determined, no adjustment is reflected above.